Exhibit 99.1

Nektar Therapeutics Reports Second Quarter 2025 Financial Results

SAN FRANCISCO, August 7, 2025 -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the second quarter ended June 30, 2025.

Cash and investments in marketable securities on June 30, 2025 were $175.9 million as compared to $269.1 million on December 31, 2024. Nektar’s cash and marketable securities at June 30, 2025 do not include $107.5 million of approximate net proceeds from the secondary offering closed on July 2, 2025. With the net proceeds from the secondary offering, we expect our cash and investments in marketable securities to support our operations into the first quarter of 2027.

“This quarter, we announced transformative data for rezpegaldesleukin from the Phase 2b study in patients with moderate to severe atopic dermatitis,” said Howard W. Robin, President and CEO of Nektar. “The 16-week induction data demonstrated that rezpegaldesleukin resulted in a rapid onset of EASI response and itch relief and showcased the advantage of a broad-based Treg mechanism over other mechanistic approaches in development to treat atopic dermatitis. We look forward to seeing the effect of continued treatment with rezpegaldesleukin when we report the 52-week data in early 2026. In alopecia areata, we will report the data from a separate Phase 2b study in December of this year.  We believe the data from both randomized studies will demonstrate the potential of rezpegaldesleukin to provide a new treatment paradigm for patients with chronic and serious diseases that significantly impact quality of life.  As a first-in-class, T regulatory cell biologic, rezpegaldesleukin is poised to become an important novel mechanism to treat millions of patients with autoimmune disorders.”

“We are proceeding in our IND-enabling studies for our next T reg program, NKTR-0165, which targets the TNFR2 receptor to stimulate tissue-specific T regulatory cells,” continued Robin. “Our goal is to advance NKTR-0165 into the clinic in 2026. Finally, we are making significant progress on advancing preclinical studies with a new bispecific antibody, NKTR-0166, which combines the TNFR2 epitope with a validated antibody target.”

Summary of Financial Results

Revenue in the second quarter of 2025 was $11.2 million as compared to $23.5 million in the second quarter of 2024. Revenue for the first half of 2025 was $21.6 million as compared to $45.1 million in the first half of 2024. Revenue has decreased year over year because we no longer recognize product sales due to the sale of the Huntsville manufacturing facility in December 2024.

Total operating costs and expenses in the second quarter of 2025 were $47.4 million as compared to $73.3 million in the second quarter of 2024. Total operating costs and expenses in the first half of 2025 were $102.4 million as compared to $130.3 million in the first half of 2024. Operating costs and expenses for the first half of 2025 decreased due to the elimination of cost of goods sold following the sale of the Huntsville manufacturing facility, as well as a decrease in restructuring and impairment charges.

R&D expense in the second quarter of 2025 was $29.9 million as compared to $29.7 million for the second quarter of 2024. R&D expense in the first half of 2025 was $60.4 million as compared to $57.1 million for the first half of 2024. R&D expense increased for the first half of 2025 primarily due to an increase in expenses for the development of rezpegaldesleukin and NKTR-0165, partially offset by a decrease in expense for the development of NKTR-255.

G&A expense was $17.1 million in the second quarter of 2025 as compared to $20.5 million in the second quarter of 2024. G&A expense was $41.4 million in the first half of 2025 as compared to $40.7 million in the first half of 2024. G&A expense increased slightly in the first half of 2025 due to an increase in legal expenses, partially offset by decreases in facilities and stock-based compensation expenses.

Non-cash restructuring and impairment charges were not material in the second quarter and first half of 2025. Non-cash restructuring and impairment charges in the second quarter of 2024 were $13.3 million and $14.3 million in the first half of 2024. These non-cash charges were related to the declining San Francisco commercial real estate market and real estate lease obligations held by Nektar.

In the first quarter of 2025, we began accounting for our investment in the new portfolio company, Gannet BioChem, under the equity method of accounting which calculates our gain or loss based on the change in our share of Gannet BioChem’s equity each quarter. This resulted in non-cash losses from the equity method investment of $2.4 million in the second quarter of 2025 and $6.8 million in the first half of 2025.

Net loss for the second quarter of 2025 was $41.6 million or $2.95 basic and diluted loss per share as compared to a net loss of $52.4 million or $3.761 basic and diluted loss per share in the second quarter of 2024. Net loss in the first half of 2025 was $92.5 million or $6.57 basic and diluted loss per share as compared to a net loss of $89.2 million or $6.631 basic and diluted loss per share in the first half of 2024. Excluding the $2.4 million and $6.8 million non-cash loss from our equity method investment in Gannet BioChem, net loss, on a non-GAAP basis, for the second quarter and first half of 2025 were $39.2 million and $85.6 million, respectively, or $2.78 and $6.08 basic and diluted loss per share, respectively.

[1]	The per share amounts have been retrospectively adjusted to reflect a one-for-fifteen reverse stock split completed on June 8, 2025.

Recent Business Highlights

●	In July of 2025, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for rezpegaldesleukin for the treatment of severe-to-very severe alopecia areata (AA) in adults and pediatric patients 12 years of age and older who weigh at least 40 kilograms.

●	In July of 2025, Nektar announced the successful closing of a public offering of its common stock including the full exercise of underwriters’ option to purchase additional shares, raising $115 million in gross proceeds.

●	In June of 2025, Nektar announced that the REZOLVE-AD study achieved statistical significance on the primary endpoint at week 16 for mean percent change in EASI score from baseline for all rezpegaldesleukin arms versus placebo and achieved statistical significance for key secondary endpoints at week 16, including EASI-75, EASI-90, Itch NRS, vIGA-AD and BSA. The rapid onset of EASI reduction and magnitude of itch improvement show potential differentiation of this novel regulatory T-cell mechanism as a first and best-in-class immune-modulator.

●	In June of 2025, Nektar collaborators at the Fred Hutchinson Cancer Center presented oral data for NKTR-255 as adjunctive treatment to cell therapy at the 30th Annual European Hematological Association (EHA) Congress entitled, “Enhanced CAR T-cell Expansion and Durable Complete Responses with NKTR-255 Plus Lisocabtagene Maraleucel in Relapsed/Refractory Large B-cell Lymphoma.”

Conference Call to Discuss Second Quarter 2025 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on August 7, 2025.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: https://ir.nektar.com/. The web broadcast of the conference call will be available for replay through September 8, 2025.

To access the conference call by phone, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in two Phase 2b clinical trials, one in atopic dermatitis and one in alopecia areata. Nektar’s pipeline also includes a preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422. Nektar, together with various partners, is also evaluating NKTR-255, an investigational IL-15 receptor agonist designed to boost the immune system’s natural ability to fight cancer, in several ongoing clinical trials. Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow Nektar on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “expect,” “develop,” “potential,” “advance,” “plan,” “target,” “believe,” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422, and NKTR-255. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

For Investors:

Corey Davis, Ph.D.
LifeSci Advisors, LLC

cdavis@lifesciadvisors.com

212-915-2577

Ahu Demir, Ph.D.

LifeSci Advisors, LLC

ademir@lifesciadvisors.com

212-915-3820

For Media:

Madelin Hawtin
LifeSci Communications
603-714-2638

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2025	December 31, 2024(1)(2)
ASSETS
Current assets:
Cash and cash equivalents	$42,988	$44,252
Short-term investments	132,915	210,974
Other current assets	10,663	6,066
Total current assets	186,566	261,292

Long-term investments	-	13,869
Property and equipment, net	2,988	3,411
Operating lease right-of-use assets	7,585	8,413
Equity method investment in Gannet BioChem	5,371	12,218
Other assets	5,024	4,647
Total assets	$207,534	$303,850

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	14,281	11,560
Accrued expenses	35,099	29,972
Operating lease liabilities, current portion	22,011	19,868
Total current liabilities	71,391	61,400

Operating lease liabilities, less current portion	74,145	82,696
Liabilities related to the sales of future royalties, net	80,573	91,776
Other long-term liabilities	5,636	7,241
Total liabilities	231,745	243,113

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	1	1
Capital in excess of par value	3,667,487	3,659,885
Treasury stock	(3,000)	(3,000)
Accumulated other comprehensive income (loss)	(14)	61
Accumulated deficit	(3,688,685)	(3,596,210)
Total stockholders’ equity (deficit)	(24,211)	60,737
Total liabilities and stockholders’ equity	$207,534	$303,850

(1)	The consolidated balance sheet at December 31, 2024 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

(2)	All share and per share amounts have been retrospectively adjusted to reflect a one-for-fifteen reverse stock split

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024(2)	2025	2024(2)
Revenue:
Product sales	$-	$6,640	$-	$12,674
Non-cash royalty revenue related to the sales of future royalties	11,175	16,790	21,635	32,298
License, collaboration and other revenue	-	59	-	156
Total revenue	11,175	23,489	21,635	45,128

Operating costs and expenses:
Cost of goods sold	-	9,740	-	18,274
Research and development	29,886	29,724	60,366	57,132
General and administrative	17,072	20,510	41,418	40,659
Restructuring and impairment	447	13,289	616	14,264
Total operating costs and expenses	47,405	73,263	102,400	130,329
Loss from operations	(36,230)	(49,774)	(80,765)	(85,201)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(5,394)	(6,408)	(10,368)	(11,939)
Interest income	1,969	3,901	4,843	8,121
Other income (expense), net	260	(36)	526	(135)
Total non-operating income (expense), net	(3,165)	(2,543)	(4,999)	(3,953)

Loss before provision (benefit) for income taxes and equity method investment	(39,395)	(52,317)	(85,764)	(89,154)

Provision (benefit) for income taxes	(188)	46	(136)	11
Loss before equity method investment	(39,207)	(52,363)	(85,628)	(89,165)

Loss from equity method investment	(2,386)	-	(6,847)	-
Net loss	$(41,593)	$(52,363)	$(92,475)	$(89,165)

Basic and diluted net loss per share	$(2.95)	$(3.76)	$(6.57)	$(6.63)

Weighted average shares outstanding used in computing basic and diluted net loss per share	14,087,307	13,921,378	14,074,545	13,452,164

(2)	All share and per share amounts have been retrospectively adjusted to reflect a one-for-fifteen reverse stock split